Exhibit 99.1
For Immediate Release
Contact:
Michael W. Shelton, EVP& CFO
336 369-0900
NewBridge Bancorp Reports 3rd Quarter Financial Results
GREENSBORO, N.C., October 31, 2007 – NewBridge Bancorp (Nasdaq: NBBC)(“NewBridge”), the parent company of Lexington State Bank and FNB Southeast, reported third quarter 2007 earnings of $1,425,000, or $0.11 per diluted share, compared to $2,375,000, or $0.28 per diluted share, in the third quarter of 2006. As discussed more fully below, the decrease is primarily a result of certain merger-related and credit-related expenses incurred by NewBridge. The formation of NewBridge through the merger of FNB Financial Services Corporation (“FNB”) and LSB Bancshares, Inc. (“LSB”) became effective on July 31, 2007.
NewBridge’s third quarter 2007 financial data includes three months of operating results for the former LSB, while the results of the former FNB are only included since the July 31, 2007 merger date. NewBridge’s nine months ended September 30, 2007 financial data includes nine months of operating results for the former LSB, but only two months of results for the former FNB. In accordance with purchase accounting rules, prior year financial information does not include any data for FNB.
For the current quarter, net interest income increased to $16,287,000 from $10,792,000 in the year-ago period. The provision for loan losses was $2,393,000 in 2007’s third quarter, versus $565,000 in the third quarter of 2006, while writedowns of other bank owned real estate totaled $963,000 for the third quarter of 2007 compared to no writedowns in the comparable 2006 period. Noninterest income rose to $4,206,000, versus $3,567,000 in 2006, while noninterest expense in 2007 increased to $16,407,000 from $10,200,000 in 2006.
Acquisition activities resulted in pre-tax charges of approximately $1,948,000 during the quarter due to increased consulting, legal, travel, severance and other expenses. Additional acquisition expenses will be recorded in the fourth quarter of 2007. In addition to these acquisition expenses, various purchase accounting adjustments were recorded during the quarter related to the former FNB interest earning assets and interest bearing liabilities. Yield adjustments of $95,000 were recorded to increase interest income on loans, while purchase accounting yield adjustments of $1,073,000 were recorded to reduce deposit interest expense. Amortization expense of the core deposit intangible asset totaled $110,000 for the current quarter.
For the nine months ended September 30, 2007, net income was $4,904,000, or $0.49 per diluted share, compared to $5,662,000, or $0.66 per diluted share, in the first nine months of 2006. Net interest income increased to $36,784,000 in the nine months ended September 30, 2007 versus $32,698,000 in the year-ago period. Noninterest income for the first nine months of 2007 was $11,014,000, compared to $10,352,000 in 2006, while noninterest expense increased to $36,438,000 from $32,170,000. The provision for credit losses increased to $4,541,000 for the first nine months of 2007, from $2,583,000 for the same period in 2006.
As of September 30, 2007, total assets were approximately $2.04 billion, up from $992 million at the year-ago date, while deposits at the end of 2007’s third quarter were $1.57 billion, compared to $815 million at September 30, 2006. Net loans were $1.42 billion at September 30, 2007, versus $752 million at September 30, 2006. The allowance for credit losses at the end of 2007’s third quarter was $20.3 million or 1.41% of outstanding loans.

Shareholders’ equity totaled $205.0 million, and represented an equity-to-assets percentage of 10.1%. NewBridge recorded $53.5 million of goodwill as a result of the merger transaction. Under terms of the merger agreement, NewBridge issued 7.55 million shares of common stock to FNB shareholders, and had 15.85 million shares outstanding at quarter end. Under the terms of NewBridge’s share repurchase program, 93,858 shares were repurchased at an average price of $12.49 per share during the third quarter of 2007. NewBridge recently declared a quarterly cash dividend of $0.17 per share of common stock, payable on October 15, 2007, to shareholders of record on October 1, 2007.
Nonperforming assets, which includes nonaccrual loans, accruing loans more than 90 days past due, other real estate owned and renegotiated debt, totaled $21.5 million at September 30, 2007, versus $8.7 million at September 30, 2006.
Commenting on the progress of the merger, Chairman and Chief Executive Officer Robert F. Lowe stated, “We are pleased to report that the merger of equals of LSB Bancshares, Inc., and FNB Financial Services Corporation is proceeding on schedule as the two holding companies merged July 31, 2007, to form NewBridge Bancorp. Having received the required regulatory approvals, our plans are to merge our two banks by mid-November at which time we will operate under the name of NewBridge Bank. As stated previously, we believe this merger of equals will enable us to pursue our vision of leveraging our diverse strengths to position your company for sustained earnings and asset growth.”
Pressley A. Ridgill, President of NewBridge and the President and Chief Executive Officer of NewBridge Bank upon the merger of NewBridge’s banking subsidiaries said: “Our directors and employees are very excited about the upcoming conversion of our two banks into NewBridge Bank.  This historic event represents the formation of a new dynamic community bank that is dedicated to continuing a tradition of service to customers and community.”
Since completing the holding company merger as of July 31, 2007, management is focusing its attention on completing the merger of Lexington State Bank and FNB Southeast during the fourth quarter of 2007. Multiple transition teams, consisting primarily of bank employees, have developed organizational and operational designs for the day to day operation of the merged bank. During the upcoming quarter, management plans to finalize the bank merger, identify operational efficiencies, improve credit quality and evaluate and prioritize future growth opportunities.
NewBridge Bancorp is the parent company of Lexington State Bank and FNB Southeast, which are both state chartered community banks based in the Piedmont region of North Carolina. Lexington State Bank owns two operating subsidiaries: LSB Investment Services, Inc., which offers non-deposit, non-insured investment alternatives such as mutual funds and annuities; and Peoples Finance Co. of Lexington, Inc., which offers small consumer loans and dealer financing. FNB Southeast Mortgage Corporation and FNB Southeast Investment Services, Inc. are operating subsidiaries of FNB Southeast. The merger of the two banks is expected to be completed in November 2007.
Information in this release contains forward-looking statements. These statements are identified by words such as “expects,” “anticipates,” “should,” or other similar statements about future events. These forward- looking statements involve estimates, assumptions by management, risks, and uncertainties that could cause actual results to differ materially from current projections, including without limitations, the effects of future economic conditions, legislative and regulatory changes, and the effects of competition. Additional factors that could cause actual results to differ materially from those anticipated by forward-looking statements are discussed in the former LSB’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. NewBridge undertakes no obligations to revise these statements following the date of this release.

NewBridge Bancorp
Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	September 30
	2007	2006
Assets
Cash and Due from Banks	$54,921	$38,251
Interest-Bearing Bank Balances	1,095	647
Federal Funds Sold	13,046	14,153
Investment Securities:
Held to Maturity, at Amortized Cost	27,908	29,901
Available for Sale, at Market Value	357,088	119,070
Loans	1,438,576	760,764
Less, Allowance for Credit Losses	(20,261)	(8,461)

Net Loans	1,418,315	752,303
Premises and Equipment	42,521	19,781
Goodwill	53,944	490
Other Assets	70,739	17,338

Total Assets	$2,039,577	$991,934

Liabilities
Deposits:
Non-interest bearing	$211,534	$146,496
Savings, N.O.W. and Money Market Accounts	621,848	400,299
Certificates of Deposit of less than $100,000	484,602	146,517
Certificates of Deposit of $100,000 or more	256,948	121,872

Total Deposits	1,574,932	815,184
Securities Sold Under Agreements to Repurchase	44,481	883
Borrowings from the Federal Home Loan Bank	145,000	76,000
Other Borrowing	51,219	—
Other Liabilities	18,908	8,005

Total Liabilities	1,834,540	900,072

Shareholders’ Equity
Preferred Stock, Par Value $.01 Per Share:
Authorized 10,000,000 shares; None Issued	—	—
Common Stock, Par Value $5 Per Share:
Authorized 50,000,000 Shares; Issued 15,851,252
Shares in 2007 and 8,442,864 Shares in 2006	79,256	42,214
Paid-In Capital	86,365	8,386
Directors’ Deferred Plan	(1,287)	(1,376)
Retained Earnings	41,567	43,755
Accumulated Other Comprehensive Income/(Loss)	(864)	(1,117)
Total Shareholders’ Equity	205,037	91,862

Total Liabilities and Shareholders’ Equity	$2,039,577	$991,934

NewBridge Bancorp
Consolidated Statements of Income
(Unaudited, dollars in thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
Interest Income
Interest and Fees on Loans	$25,065	$15,509	$56,063	$45,015
Interest on Investment Securities:
Taxable	2,719	1,197	5,207	3,312
Tax Exempt	820	298	1,435	923
Interest-Bearing Bank Balances	169	90	359	255
Federal Funds Sold	190	193	410	665

Total Interest Income	28,963	17,287	63,474	50,170

Interest Expense
Deposits	10,900	5,652	23,235	15,320
Securities Sold Under Agreements to Repurchase and Federal Funds Purchased	400	2	404	9
Borrowings from the Federal Home Loan Bank	1,376	841	3,051	2,143

Total Interest Expense	12,676	6,495	26,690	17,472

Net Interest Income	16,287	10,792	36,784	32,698
Provision for Credit Losses	2,393	565	4,541	2,583

Net Interest Income After Provision for Credit Losses	13,894	10,227	32,243	30,115

Noninterest Income
Service Charges on Deposit Accounts	2,150	1,798	5,308	5,233
Gains on Sales of Mortgage Loans	97	114	249	293
Other Operating Income	1,959	1,655	5,457	4,826

Total Noninterest Income	4,206	3,567	11,014	10,352

Noninterest Expense
Personnel Expense	8,434	5,500	19,043	16,768
Occupancy Expense	843	495	1,842	1,452
Furniture and Equipment Expense	1,066	575	2,258	1,640
Other Operating Expense	6,064	3,630	13,295	12,310

Total Noninterest Expense	16,407	10,200	36,438	32,170

Income Before Income Taxes	1,693	3,594	6,819	8,297
Income Taxes	268	1,219	1,915	2,635

Net Income	$1,425	$2,375	$4,904	$5,662

Earnings Per Share
Basic	$0.11	$0.28	$0.50	$0.67
Diluted	$0.11	$0.28	$0.49	$0.66

Weighted Average Shares Outstanding
Basic	13,373,814	8,462,176	9,898,392	8,500,038
Diluted	13,417,068	8,480,912	9,954,011	8,529,695

NewBridge Bancorp
Financial Highlights
(Unaudited, dollars in thousands)

	Three Months Ended September 30
	2007	2006	Variance

Average balances:
Loans	$1,222,625	$756,545	61.6%
Earning assets	1,545,070	918,145	68.3
Total assets	1,664,466	982,086	69.5
Interest-bearing deposits	1,150,350	678,983	69.4
Total deposits	1,342,258	821,690	63.4

Allowance for credit losses:
Beginning balance	$10,094	$8,502	18.7%
Provision for credit losses	2,394	565	323.7
Loans charged off	(2,750)	(766)	259.0
Recoveries	213	160	33.1
Allowance acquired via acquisition	10,310	—	n/a

Ending balance	$20,261	$8,461	139.5

Other data:
Return on average assets	0.55%	0.96%
Return on average shareholders’ equity	3.96%	10.26%
Net interest margin*	4.27%	4.70%

(*	fully taxable equivalent basis)

NewBridge Bancorp
Financial Highlights
(Unaudited, dollars in thousands)

Nine Months Ended September 30
2007	2006	Variance

Average balances:
Loans	$927,597	$755,488	22.8%
Earning assets	1,140,665	916,839	24.4
Total assets	1,231,853	982,435	25.4
Interest-bearing deposits	838,096	690,065	21.5
Total deposits	1,003,842	827,024	21.4

Allowance for credit losses:
Beginning balance	$9,564	$8,440	13.3%
Provision for credit losses	4,541	2,583	75.8
Loans charged off	(4,803)	(3,464)	38.7
Recoveries	649	902	(28.0)
Allowance acquired via acquisition	10,310	—	n/a

Ending balance	$20,261	$8,461	139.5

Other data:
Return on average assets	0.65%	0.77%
Return on average shareholders’ equity	4.72%	8.16%
Net interest margin*	4.37%	4.81%
(* fully taxable equivalent basis)

Nonperforming assets
Nonperforming loans:
Past due 90 days or more	$899	$1,412	(36.3)%
Nonaccrual loans	9,773	2,972	228.8
Restructured loans	467	607	(23.1)

Total nonperforming loans	11,139	4,991	123.2
Other real estate	10,335	3,703	179.1

Total nonperforming assets	$21,474	$8,694	147.0

Asset quality data:
Nonperforming loans to total loans	0.77%	0.66%
Nonperforming loans to total assets	0.55%	0.50%
Allowance for credit losses to total loans	1.41%	1.11%
Net-chargeoffs to average loans	0.45%	0.34%
Allowance for credit losses to nonperforming loans	1.82	x	1.70	x